Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 29, 2024, with respect to the consolidated financial statements of Calumet Specialty Products Partners, L.P. included in the Registration Statement (Form S-4) and related Proxy Statement/Prospectus of Calumet, Inc. for the registration of its common stock and warrants.

/s/ Ernst & Young LLP

Indianapolis, IN

March 5, 2024